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Item 14(c) Exhibit #23

CONSENT OF INDEPENDENT ACCOUNTANTS


Price Waterhouse LLP


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-8 (Nos. 2-77248, 33-12605, 33-25162, 33-30575, 33-30815, 33-47133, 33-53272, 33-
62682, 33-50201, 33-55345 and 33-57742) and Form S-3 (Nos. 33-12951, 33-
28917, 33-49903, 33-53821 and 33-56887) of Corning Incorporated of our
report dated January 23, 1995, appearing on page 24 of this Form 10-K and our report relating to the Dow Corning Corporation financial statements dated January 20, 1995, appearing on page 55 of this Form 10-K.


/s/ Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York  10036

March 17, 1995